Exhibit 99.(d)(2)

May 16, 2013

Marlin Management Company, LLC

338 Pier Avenue

Hermosa Beach, California 90254

Ladies and Gentlemen:

You have requested information from Tellabs, Inc. (the “Company”) in connection with your consideration of a possible negotiated business combination or other transaction between us and you (the “Possible Transaction”).  The Company is willing to furnish such information to you only for the purpose of evaluating, negotiating and consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).

1.                                      Proprietary Information; Other Defined Terms.

(a)                                 All information furnished directly or indirectly by the Company or any of its affiliates or Representatives (as defined below), including, without limitation, trade secrets and intellectual property whether or not marked as confidential, whether furnished before or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives that contain, reference, reflect or are based upon, in whole or in part, any information so furnished to you or any of your Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”.  Proprietary Information does not include, however, information that (i) was or becomes available to you on a non-confidential basis, and not in violation of any known legal or fiduciary duty or contractual duty of confidentiality, from a source other than the Company or any of its affiliates or Representatives, provided that such other source is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company or any of its affiliates, (ii) was or becomes generally available to and known by the public (other than as a result of a breach by you or any of your Representatives of this Agreement or a violation by you or any of your Representatives of any other non-use or confidentiality obligation), or (iii) is already in your possession, provided that such information is not known by you or any of your Representatives to be subject to another confidentiality agreement or other obligation of secrecy to the Company or any of its affiliates.  To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  Accordingly, and in furtherance of the foregoing, you agree not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement or any subsequent definitive written agreement regarding a Possible Transaction.

(b)                                 For purposes of this Agreement, references herein to “you” and/or your “Representatives” shall include only you and your officers, directors, employees, investment bankers, financial advisors, accountants and counsel and, only with the prior written consent of the Company, potential sources of capital or financing (debt, equity or otherwise), and “Representatives” in respect of the Company shall mean its officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, counsel, consultants and other agents and representatives.  As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual, (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) the term “Specified Affiliate” shall mean any of your affiliates (i) which, directly or indirectly, receives access to Proprietary Information (other than by reason of a Representative being a director officer of such affiliate) or (ii) which is engaged in the telecommunication equipment manufacturing business.  The disclosure of Proprietary Information to one of your Representatives that is an officer or director of another company, including any affiliate of yours, shall not constitute disclosure to such other company unless such Representative, in fact, uses such Proprietary Information on behalf of such other company or otherwise discloses such information to such other company, it being understood that you are in the business of investing in companies that may be competitors of the Company and it is not the intention that such other companies, including your affiliates who are not Specified Affiliates, be hereby bound.

2.                                      Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential.  Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Company, or (iii) required by applicable law, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), you shall (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information) and cause your Representatives to treat such Proprietary Information in a confidential manner and in accordance with the terms hereof, (b) not use Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or financing with respect to the Possible Transaction or the consummation of the Possible Transaction, and (c) not disclose to any person (other than your Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction and, in any such case, whom you will cause to observe the terms of this Agreement relating to the confidential treatment of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that you are considering the Possible Transaction or any other transaction involving the Company, that you are subject to any of the restrictions set forth in this Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the Company, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof, or any information that could enable such other person to identify the Company or any of its affiliates as a party to any discussions or negotiations with you (the items described in this clause (c), “Transaction Information”).  From the date hereof until a Fundamental Change Event (as defined in Paragraph 7), neither you, nor your Specified Affiliates, nor any of your Representatives (acting on behalf of, or in concert with, you or any of your Specified Affiliates) will, without the prior written consent of the Company, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Possible Transaction or (ii) directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding the Possible Transaction (including, without limitation, the debt or equity financing thereof).  You hereby represent and warrant that, prior to your execution of this Agreement, neither you, nor your Specified Affiliates, nor any of your Representatives (acting on behalf of, or in concert with, you or any of your Specified Affiliates) has taken any prohibited action referred to in the immediately preceding sentence.  Without limiting the foregoing, from the date hereof until a Fundamental Change Event (as defined in Paragraph 7), you agree that neither you, nor your Specified Affiliates, nor any of your Representatives (acting on behalf of, or in concert with, you or any of your Specified Affiliates) will, without the prior written consent of the Company, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a possible transaction with the Company.  For purposes of this Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other party with respect to a possible transaction with the Company or any of its affiliates shall be deemed an exclusive arrangement.

3.                                      Legally Required Disclosure.  In the event that you (or any of your Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and in advance of such disclosure, provide the Company with prompt notice of such requirement.  You also agree to cooperate with the Company (at its expense) to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such legal, judicial, regulatory or administrative process.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company after a request therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are (or any of your Representatives is) Legally Required to disclose any Proprietary Information or Transaction Information in any legal, judicial, regulatory or administrative process to avoid censure or penalty, you or your Representative, as applicable, (a) will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the advice of counsel, is legally required to be disclosed (the “Public Disclosure”); provided, however, that, to the extent legally permissible, prior to such disclosure, you shall have considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure.

4.                                      Responsibility for Representatives.  You agree that you shall, at your sole expense, undertake all reasonable measures necessary or appropriate, including, without limitation, court proceedings, (i) to restrain your Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Proprietary Information disclosed to you or any of your Representatives and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any antitrust or other applicable law.  You agree to notify the Company promptly of any misuse, misappropriation or unauthorized disclosure of any Proprietary Information or Transaction Information which may come to your attention.  You agree that you will be responsible for any breach of this Agreement by you or any of your Representatives.  You are aware, and will advise your Representatives to whom any Proprietary Information or Transaction Information is disclosed, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.  Each party hereto agrees that it and its Specified Affiliates will refrain from trading in the securities of the other party hereto until such trading is permitted under the United States securities laws and any other applicable law while in possession of any such material non-public information.

5.                                      No Representations Regarding Proprietary Information.

(a)                                 You understand and agree that neither the Company nor any of its affiliates or Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes and that only those representations and warranties made by the Company in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.  You agree that, other than as may be set forth in such definitive written agreement, neither the Company nor any of its affiliates or Representatives shall have any liability whatsoever to you or any of your affiliates or Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

(b)                                 Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance.  Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties.  No representations, warranties or assurances are made by the Company or any of its affiliates or Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, and you hereby waive any claims in respect thereof.

(c)                                  You acknowledge and agree that (i) the Company shall be free to conduct the process for a business combination or other transaction as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and entering into a definitive written agreement without prior notice to you or any other person) and (ii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

6.                                      Return or Destruction of Evaluation Material.  If you determine that you do not wish to proceed with the Possible Transaction, you shall promptly advise the Company of that decision.  Upon the Company’s written request, you shall (and shall cause your Representatives to) promptly and in any event within fifteen (15) days either (at your option) return to the Company or destroy (and confirm in writing to the Company by an authorized officer supervising such destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives and shall not retain any copies or other reproductions, in whole or in part, of such materials.  You shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be confirmed in writing to the Company by an authorized officer supervising such destruction.  Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, (a) you and your Representatives shall be permitted to retain (either in your offices or those of your outside counsel) one copy of any Proprietary Information for legal or regulatory compliance purposes (and such copy will be subject to this Agreement) and (b) this Agreement shall not require you or your Representatives to alter or destroy backup tapes or other media containing Proprietary Information made in the ordinary course of business pursuant to automated archival processes (information retained pursuant to clauses (a) or (b) of this Paragraph 6, collectively “Retained Copies”); provided, that you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof.

7.                                      Standstill.  You hereby represent to the Company that, as of the date hereof, neither you nor any of your Specified Affiliates has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company.  In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s board of directors, neither you nor any of your Specified Affiliates or Representatives (acting on behalf of, or in concert with, you or any of your Specified Affiliates) will, at any time during the two year period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly:  (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or any of its Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement.  Notwithstanding anything in this Paragraph 7 to the contrary, you may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce this Paragraph 7 and make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Paragraph 7, in each case, at any time after a Fundamental Change Event (as defined below).  A “Fundamental Change Event” means the Company has entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Company by any person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction).  For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities:  (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

8.                                      No Solicitation of Employees.  You agree that, without the prior written consent of the Company, neither you nor any of your Specified Affiliates will, for a period of two years from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, any officer, director or employee of the Company or any of its subsidiaries with whom you have contact in connection with your consideration of a Possible Transaction (any such person referred to herein as a “Covered Person”); provided, however, that the foregoing shall not preclude (1) the hiring of Covered Persons who apply for employment with you on their own initiative without direct or indirect inducement or encouragement by you or any of your Specified Affiliates or Representatives, (2) the solicitation (or employment as a result of the solicitation) of Covered Persons whose employment has been terminated, or (3) the solicitation (or employment as a result of the solicitation) of Covered Persons through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel who did not have access to Proprietary Information, using a database of candidates without targeting the Company or specific individuals, without direction or knowledge on your behalf by any person who had access to Proprietary Information.  You agree that you and your Representatives will not, without the prior written consent of the Company, engage in discussions with management of the Company regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Possible Transaction, unless and until a Fundamental Change Event occurs pursuant to a definitive written agreement between you and the Company.

9.                                      Ownership of Proprietary Information.  You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein.  No license or conveyance of any such rights to you or any of your affiliates or Representatives is granted or implied under this Agreement.

10.                               Miscellaneous.

(a)                                 You acknowledge that irreparable damage may occur to the Company if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, you agree that the Company, without prejudice to any rights and remedies otherwise available, shall be entitled to seek equitable relief, including, without limitation, specific performance and injunction, in the event of any breach by you or any of your affiliates or Representatives of the provisions of this Agreement.  You will not oppose the seeking of such relief on the basis that the Company has an adequate remedy at law.  You also agree not to seek, and agree to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

(b)                                 You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The Company’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the Company.

(c)                                  If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable.  Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d)                                 This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment of this Agreement by you (including by operation of law) without the prior written consent of the Company shall be void.  Any purchaser of the Company or of all, or substantially all, of the Company’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

(e)                                  This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, including that certain letter agreement between the parties dated March 5, 2013, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein, cease to be effective two years after the date hereof; provided, however, that the confidentiality provisions contained herein shall continue to apply to you so long as you or any of your Representatives retain any Retained Copies.

(f)                                   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding related thereto except in such courts).  Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g)                                  It is understood that all communications regarding the Possible Transaction or requests for information, facility tours or management meetings will be submitted or directed only to the Company’s representatives at Goldman, Sachs & Co.  Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto).  You also agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction) with any Representative, customer or supplier of the Company (or any of its affiliates), except with the express permission of the Company.

(h)                                 This Agreement also constitutes notice to you that the Company has engaged Sidley Austin LLP (“Sidley”) as its legal counsel in connection with the Possible Transaction.  Notwithstanding the fact that Sidley may have represented, and may currently represent, you and/or any of your affiliates (including portfolio companies) or Representatives with respect to matters unrelated to the Possible Transaction, you hereby (a) consent to Sidley’s continued representation of the Company in connection with the Possible Transaction, (b) waive any actual or alleged conflict that may arise from Sidley’s representation of the Company in connection with the Possible Transaction, and (c) agree that Sidley will be under no duty to disclose any confidential information of the Company to you.  This consent and waiver extends to Sidley’s representation of the Company against you and/or any of your affiliates in litigation, arbitration or mediation but only if such litigation, arbitration or mediation relates to or arises out of this Agreement or the Possible Transaction, and in no other circumstances.  By entering into this Agreement, you hereby acknowledge that the Company and Sidley will be relying on your consent and waiver provided hereby.  In addition, you hereby acknowledge that your consent and waiver under this Paragraph 10(h) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver.  If you have any questions regarding this Paragraph 10(h), please contact Imad I. Qasim at Sidley Austin LLP at 312-853-7094 or at iqasim@sidley.com.

(i)                                     You agree that unless a definitive agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither the Company nor you intends to be, nor shall either of us be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to the Possible Transaction, except for the matters specifically agreed to in this Agreement.

(j)                                    It is expressly understood and agreed that subject to compliance by you and your Specified Affiliates and Representatives with the terms of this Agreement, nothing herein shall be deemed to limit or prevent in any manner the investment or consideration for investment by your or your affiliates in any entity which is engaged in the same or related fields of business as that engaged (or proposed to be engaged) in by the Company, regardless of whether you make an investment in the Company.

(k)                                 For the convenience of the parties, this Agreement may be executed by PDF or facsimile and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

TELLABS, INC.

By:	/s/ Daniel P. Kelly
Name: Daniel P. Kelly
Title: President and Chief Executive Officer

Address:	One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563

Facsimile No.:	(630) 798-3231

Attention:	Daniel P. Kelly
President and Chief Executive Officer

Accepted and Agreed
as of the date
first written above:

MARLIN MANAGEMENT COMPANY, LLC

By:	/s/ Ryan Laurin
Name: Ryan Laurin
Title: Vice President

Address: 338 Pier Avenue, Hermosa Beach, California 90254

Facsimile No.: 310-364-0110

Attention: Ryan Laurin